NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, DEC. 8, 2005

GROUP 1 AUTOMOTIVE ANNOUNCES APPOINTMENT OF
JOHN C. RICKEL AS CHIEF FINANCIAL OFFICER

H. Clifford Buster Promoted to Treasurer

HOUSTON, Dec. 8, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today announced the appointment of John C. Rickel as chief financial officer, effective Dec. 20, 2005.

Rickel, 44, will oversee Group 1’s finance, information services, investor relations and corporate administrative functions. Most recently, Rickel was employed by Ford Motor Company as controller, Ford Americas, where he was responsible for the financial management of Ford’s western hemisphere automotive operations with gross revenues approaching $100 billion. Prior to this role, Rickel was chief financial officer of Ford Europe, where he oversaw all accounting, financial planning, information services, tax and investor relations activities. Rickel also held a number of executive and managerial positions of increasing responsibility since beginning his career with Ford in 1984.

“We are pleased to get someone of John’s caliber to become our next CFO,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “He has broad-based corporate finance experience, as well as experience with automotive dealerships, making him a perfect fit for our company.”

Rickel is a graduate of The Ohio State University with a bachelor’s degree in finance, and a master’s of business administration with a concentration in finance.

In conjunction with Rickel’s appointment, Group 1’s Vice President, Finance, H. Clifford Buster will be promoted to vice president, treasurer also effective Dec. 20. Buster, reporting to Rickel, will be assuming responsibility for the company’s treasury activities in addition to his continued oversight of Group 1’s risk and insurance programs. “Cliff has been an essential member of Group 1’s management team for more than seven years. He has progressively assumed more responsibility and the promotion to treasurer is a tribute to his performance and ability,” Hesterberg remarked.

About Group 1 Automotive, Inc.
Group 1 owns 94 automotive dealerships comprised of 142 franchises, 32 brands and 30 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.